UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

SOTHEBY’S

(Name of the Registrant as Specified in its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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This filing includes (i) a press release issued by Third Point LLC (“Third Point”) on April 24, 2014, in connection with the ISS recommendation that shareholders vote the white proxy card for Third Point nominees Daniel S. Loeb and Olivier Reza, (ii) a revised slide to the investor presentation originally filed on April 14, 2014, available at www.ValueSothebys.com, and (iii) two screenshots of www.ValueSothebys.com, as revised on April 24, 2014.

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On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Below is a press release issued by Third Point on April 24, 2014, in connection with the ISS recommendation that shareholders vote the white proxy card for Third Point nominees Daniel S. Loeb and Olivier Reza.

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FOR IMMEDIATE RELEASE

ISS Recommends Shareholders Vote the White Proxy Card for Third Point’s (NYSE: TPRE; LSE: TPOU LN) Nominees at Sotheby’s Annual Meeting

NEW YORK, NEW YORK, April 24, 2014: Third Point announced today that Institutional Shareholder Services (ISS), the nation’s leading independent proxy advisory firm, has recommended that all of their institutional shareholder clients vote Third Point’s white proxy card at the Annual Meeting to be held on May 6, 2014.

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Dear Fellow Shareholder:

Today, ISS resoundingly concluded that Sotheby’s Board needs change and that Shareholder Slate nominees Daniel S. Loeb and Olivier Reza have the necessary expertise to bring it about. ISS was critical of the Board’s bloated expense practices and failure to pursue growth opportunities. They also rebuked Sotheby’s habitual practice of misleading shareholders by mischaracterizing the Company’s financial results.

This morning, Sotheby’s responded to ISS’s report favoring Third Point’s nominees with an astounding press release that demonstrates the Company’s preferred approach to confronting uncomfortable truths: to simply ignore them. Their statement trumpeted “strong, long-term performance and superior value creation” in the face of an ISS report that employs over 30 pages of independent, detailed analysis to reach precisely the opposite conclusion. Similarly, while ISS catalogued how “the dissidents have made a compelling case for change at the Board level”, consistent with its prior misinformation campaigns, Sotheby’s flatly ignored this conclusion and insisted that “Mr. Loeb has made no case that change is warranted”. To dismiss ISS’s well-reasoned, respected analysis out-of-hand either shows that this Board is in complete denial or demonstrates a cognitive dissonance which alone should convince shareholders to support Third Point’s nominees.

ISS’s Indictment of Sotheby’s Bloated Expense Practices and Failure to Grow

We were pleased that ISS shared the Shareholder Slate’s view that both a lack of expense discipline and failure to pursue new growth opportunities have diminished Sotheby’s value.

In making its recommendation that shareholders vote the white card, ISS stated:

Given the compelling case the dissidents have presented that the company’s own financial performance, and particularly its weakened expense control, is substantially worse than its own record would suggest is possible, and the evidence that it has not only lost significant opportunities to realize shareholder value through that lack of expense discipline, but may be missing still more by not failing to take a more strategic view of how it organizes and conducts its business, it appears that introducing some change into the boardroom is warranted.

ISS’s Commentary on Sotheby’s Consistent Pattern of Misrepresenting its Results

ISS noted the Company’s “disingenuous” and “misleading” characterizations of its own financial results, which we have highlighted throughout our campaign for change as evidence of a Board that is either asleep at the switch or engaging in the habitual practice of misleading shareholders. ISS said:

Looking at “record” revenue in 2013 is misleading: 2013 revenue was up 11.1% over 2012, as the company has noted—but it was also only up 10.3% over the past three years, because it has not grown consistently.

….

The board’s assertion that “expenses have grown an average of 0.5% per year since 2007” is deeply disingenuous: when the financial crisis hit, the company responded by cutting operating expense by 30%. Since then, however, it has added back all that expense and then some. Netting these two enormous changes to “an average of 0.5% per year since 2007” utterly misrepresents the board’s actions, good and bad.

ISS questioned, as we have, the Company’s characterization that 2013 was a “record” year for its business. Incredibly, despite widespread criticism of this misrepresentation, Sotheby’s used it again in its pre-earnings press release issued yesterday. Yesterday’s release stands as yet another example of the Board’s inability to deal in data-driven reality, which we have seen repeatedly throughout the proxy season.

ISS Believes Shareholder Slate Nominees Daniel S. Loeb and Olivier Reza Bring Key, Relevant Experience Not Currently Present on the Board

ISS endorsed our nominee Daniel S. Loeb for his owner’s perspective, financial and analytic acumen, and deep knowledge of the art market. They said:

Loeb is an active collector as well. He is also a significant owner, at 9.7%, and brings the sort of deep financial and analytic acumen which, had it also been given voice in the boardroom over the past four years, might have prevented a “record” year in which the company’s second-highest revenues in a decade could only deliver one of its lowest EBITDA margins of the same period. In an interview, moreover, he is articulate and compelling about how, exactly, the company’s current practices are causing it to overlook potentially significant opportunities to build long term value.

As to nominee Olivier Reza, ISS said he brings relevant and important experience that the Board currently lacks, writing:

Reza in particular stands out for the depth of his insights into how the company is currently missing out on strategic opportunities to build its brand, connect more fully with its clients, and increase its competitiveness in both the auction and the private sales venues. Reza has a decade of experience as an investment banker at Lazard, which should speak to his ability to understand the business implications of competing strategic opportunities. As a frequent client of firms like Sotheby’s, consigning and buying for Reza Gem, however, he appears to have developed a particularly useful perspective which does not appear to have a voice in the current boardroom.

We Urge You to Support the Full Shareholder Slate

In recognizing that change is warranted at Sotheby’s and expense control is essential, we strongly believe that Harry J. Wilson’s qualifications make him a critical addition to the Board. Harry is a nationally-recognized expert in restructuring complex companies, having led the U.S. Treasury’s restructuring of General Motors, among others. Harry has served on numerous public company boards and combines a reputation for disciplined expense management with a consensus-building, collaborative approach to board service. Select examples include:

•	Harry was a key member of the Shareholder Slate that revitalized Yahoo! Inc. and created substantial value.

•	Harry joined the board of Visteon, an $8 billion Tier 1 auto parts supplier, at the behest of shareholders. Since Harry helped to lead a transition of the old Board and management team in the summer of 2012, Visteon’s stock has tripled.

•	Recently, Harry left the board of YRC Worldwide, a $5 billion trucking business, where he led a restructuring, spearheaded the hiring of a new Board and new management team, and joined the Board himself. These actions have led to a near quintupling of EBITDA over the past 3 years and a near quadrupling of the stock price in less than 2 years.

If shareholders agree with ISS and Third Point’s diagnosis that Sotheby’s bloated expenses are diminishing value, they should vote for Harry along with Olivier and Dan.

We believe it is critical for all shareholders to vote the white card for all three of our nominees today so we can begin a new chapter in Sotheby’s history. Please visit www.valuesothebys.com for more information about the Shareholder Slate.

Thank you for your continuing support.

Sincerely,

Daniel S. Loeb
Third Point LLC

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Note: Permission to include published material in this press release was neither sought nor obtained. Emphasis added is exclusively Third Point’s own.

About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $14 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:

Elissa Doyle

Managing Director, Third Point LLC

edoyle@thirdpoint.com or 212.715.4907

Important Information: Your Vote Is Important, No Matter How Many Or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to sign any Green proxy card sent to you by Sotheby’s. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided. If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.

Below is a revised slide to the investor presentation originally filed on April 14, 2014, available at www.ValueSothebys.com.

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Event Driven Investment Strategy
–
Focused on special situation investing across capital structures
Proven Track Record
–
Produced average net annualized returns since inception in 1995 of 21.2% while the CS/Tremont Event Driven Index, HFRI Event Driven Index,
and S&P 500 have returned 10.0%, 10.4%, and 8.9%, respectively, over the same period
Successful Activist Investor
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Bloomberg recently highlighted how three Third Point activist investments (Yahoo!, CF Industries, Murphy Oil) delivered returns for public shareholders that beat the S&P 500 in an infographic entitled, “Activists Beat S&P 500 in 48 Percent Gain for Shareholders.”
–
At Yahoo!, Third Point helped create approximately $15 billion of value for shareholders, as the share price increased over 85% while Third Point directors served on the board from May 2012 until July 2013
Third Point LLC is an investment adviser based in New York
Note: all returns calculated for Third Point Partners L.P. and S&P from inception (June 1995) through 3/31/14;  all references to the CS/Tremont Event Driven Index and HFRI Event
Driven Index reflect performance calculated through 2/28/14
Source: Third Point LLC; Bloomberg infographic “Activists Beat S&P 500 in 48 Percent Gain for Shareholders” from March 31, 2014
Third Point LLC (“Third Point”) is an SEC-registered investment adviser based in New York
Approximately $14.5 billion under management
Founder and CEO, Daniel S. Loeb, has over 28 years of experience in the financial markets
Firm Overview
Third Point Highlights
Third Point Overview

Below are two screenshots of www.ValueSothebys.com, as revised on April 24, 2014.

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APRIL 24, 2014 | NYSE BID: 42.475 +4.49%

VALUE SOTHEBY'S
A Better BID

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How To Vote

Shareholder Slate vs. Sotheby's Three

THIRD PO NT
ISS SAYS
VOTE
THE WHITE
CARD

How do I vote?

- **Vote by Telephone** – Please call the toll-free phone number listed on your WHITE proxy card from the U.S. or Canada and follow the simple instructions provided.

- **Vote by Internet** – Please access the website link on your WHITE proxy card and follow the simple instructions provided.

- **Vote by Mail** – If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date, and return the WHITE proxy card in the postage-paid envelope provided.

Voting Tip #1: If you hold your shares in more than one account, you may receive more than one WHITE proxy card. To ensure all your shares are represented at the meeting, it is important that you vote using each WHITE proxy card that you receive.